Exhibit 4.11

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS A BENEFICIAL INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE TRANSFER PROVISIONS OF THE INDENTURE.

ING U.S., INC.

5.650% Fixed-to-Floating Rate Junior Subordinated Note due 2053

Principal Amount: $

No.

CUSIP:

ISIN:

ING U.S., Inc., a Delaware corporation (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to                     , or registered assigns, the principal sum of $         on May 15, 2053 (the “Stated Maturity”) (except to the extent redeemed or repaid prior to the Stated Maturity). The Company further promises to pay interest on said principal sum from May 16, 2013 (the “Original Issue Date”) or from the most recent Fixed-Rate Interest Payment Date to which interest has been paid or duly provided for to, but excluding, May 15, 2023, at the annual rate of 5.650%, (computed on the basis of a 360-day year consisting of twelve 30-day months) semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2013 (each, a “Fixed-Rate Interest Payment Date”), subject to deferral as set forth herein. In the event that any Fixed-Rate Interest Payment Date falls on a day that is not a Business

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Day, the interest payment due on that date will be postponed to the next day that is a Business Day, and no interest will accrue as a result of that postponement. From, and including, May 15, 2023 until the principal thereof is paid or made available for payment, the Company promises to pay such interest at an annual rate equal to Three-Month LIBOR plus 3.58%, (computed on the basis of a 360-day year and the actual number of days elapsed) quarterly in arrears on February 15, May 15, August 15 and November 15, beginning on August 15, 2023, or if any of these days is not a Business Day, on the next Business Day, except that if such Business Day is in the next succeeding calendar month, the immediately preceding Business Day (each, a “Floating-Rate Interest Payment Date”, and each Fixed Rate Interest Payment Date and each Floating Rate Interest Payment Date being hereinafter referred to as an “Interest Payment Date”), subject to deferral as set forth herein.

Payment of Interest. The interest so payable, and punctually paid or made available for payment, on any Interest Payment Date, will, as provided in the Indenture, be paid, in immediately available funds, to the Person in whose name this Note (or one or more predecessor securities) is registered at the close of business on May 1 or November 1 (whether or not a Business Day), as the case may be, immediately preceding the relevant Fixed-Rate Interest Payment Date, or February 1, May 1, August 1 or November 1 (whether or not a Business Day), as the case may be, immediately preceding the relevant Floating-Rate Interest Payment Date (the “Regular Record Date”). Any such interest not punctually paid or duly provided for when due (“Defaulted Interest”) will forthwith cease to be payable to the Holder on such Regular Record Date, and such Defaulted Interest, may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Deferral. So long as no Event of Default with respect to this Note has occurred or is continuing, the Company shall have the right at any time during the term of this Note to defer the payment of interest on this Note for one or more consecutive Interest Periods for up to five years for any single Deferral Period, at the end of which the Company shall pay all interest then accrued and unpaid; provided, however, that no Deferral Period shall extend beyond the Stated Maturity, any earlier accelerated maturity date arising from an Event of Default or any date of redemption of this Note.

Upon the termination of any Deferral Period and upon the payment of all deferred interest then due, the Company may elect to begin a new Deferral Period, subject to the above requirements. The Company shall give written notice of its election to commence or continue any Deferral Period to the Trustee and the Holders of all Notes then Outstanding at least two Business Day and not more than 60 Business Days before the next Interest Payment Date.

Dividend and Other Payment Stoppages. So long as any Notes remain Outstanding, if the Company has given notice of its election to defer interest payments on the Notes but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary to, (i) declare or pay any dividends or other distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Company’s Capital Stock, (ii) make any payment of principal of, or interest or premium, if any, on or repay, purchase or redeem any debt securities of the Company that rank upon the Company’s liquidation on a parity with this Note or junior to this Note or (iii) make any guarantee payments regarding any guarantee issued by the Company of securities of any Subsidiary if the guarantee ranks upon the Company’s liquidation on a parity with or junior to this Note (other than (a) any purchase, redemption or other acquisition of shares of the Company’s Capital Stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors or (2) the satisfaction of the Company’s obligations pursuant to any contract outstanding at the beginning of the applicable Deferral Period requiring such purchase, redemption or other acquisition, (b) any exchange, redemption or conversion of any class or series of the Company’s Capital Stock, or the Capital Stock of one of its Subsidiaries, for any other class or series of its Capital Stock, or of any class or series of its indebtedness for any class or series of its Capital Stock, (c) any purchase of fractional interests in shares of the Company’s Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the securities being converted or exchanged, (d) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto, (e) any dividend in the form of stock, warrants, options or other rights where the dividend or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on parity with or junior to such stock, or (f) any payment of current or deferred interest on Pari Passu Securities of the Company with respect to this Note so long as the amounts paid, the amounts set aside at such time for payment of such Pari Passu Securities on the immediately following regularly scheduled interest payment dates therefor and the amounts paid or set aside at such time for payment on the Notes on the immediately following Interest Payment Date for the Notes, are in the same proportion to the full payment to which each series of such Pari Passu Securities of the Company and this Notes is then, or on such immediately following regularly scheduled interest payment dates will be, entitled to be paid in full.

Place of Payment. Payment of principal of this Note will be made at the Corporate Trust Office. If this Note is a Certificated Note, payments of interest on this Note will be made if the Holder of this Note has an aggregate principal amount of Notes of (i) $1,000,000 or less, by check mailed to the Holder or (ii) more than $1,000,000, either by check mailed to the Holder or, upon application by the Holder to the Security Registrar not later than the relevant Regular Record Date, by wire transfer in immediately available funds to the Holder’s account within the United States, which application shall remain in effect until the Holder notifies, in writing, the Security Registrar to the contrary.

General. This Note is one of a duly authorized issue of Securities of the Company, issued and to be issued in one or more series under a Junior Subordinated Indenture (the “Base Indenture”), dated as of May 16, 2013, among the Company, Lion Connecticut Holdings Inc., as the initial Subsidiary Guarantor, and U.S. Bank National Association (herein called the “Trustee,” which term includes any successor Trustee under the Indenture with respect to a series of which this Note is a part), as supplemented and amended by a First Supplemental Indenture thereto, dated as of May 16, 2013 (the “First Supplemental Indenture” and the Base Indenture, as amended and supplemented by the Supplemental Indenture, the “Indenture”), among the Company, the Subsidiary Guarantors party thereto from time to time and the Trustee. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Subsidiary Guarantors, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of a duly authorized series of Securities designated as “5.650% Fixed-to-Floating Rate Junior Subordinated Notes due 2053” (collectively, the “Notes”), initially limited in aggregate principal amount to $750,000,000.

Further Issuance. The Company may from time to time, without the consent of the Holders of Notes, increase the principal amount of the Notes by issuing additional Notes (in any such case “Additional Notes”) in the future on the same terms and conditions as the Notes in all respects, including any Exchange Notes issued in exchange for such Additional Notes, except for any difference in the issue date, public offering price, interest accrued prior to the issue date of the Additional Notes and the first Interest Payment Date; provided that, if such additional Notes are not fungible for U.S. federal income tax purposes with the Notes they will be assigned a separate CUSIP number. Any Additional Notes and the existing Notes will rank equally and ratably in right of payment and constitute a single series for all purposes under the Indenture and all references to the relevant Notes shall include the Additional Notes unless the context otherwise requires.

Events of Default. As provided in and subject to the provisions of the Indenture, if an Event of Default as set forth in the Indenture occurs, the principal amount of the Notes shall automatically become due and payable; provided that in any such case the payment of principal of the Notes shall remain subordinated to the extent provided in Article 13 of the Indenture.

Sinking Fund. The Notes are not subject to any sinking fund.

Redemption and Repurchase. The Notes are subject to redemption at the election of the Company in accordance with the terms of the Indenture. In particular, this Note is redeemable: (a) in whole at any time or in part from time to time, on or after May 15, 2023, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest (including compounded interest) to, but excluding, the Redemption Date; provided that if the Notes are not redeemed in whole, at least $25 million aggregate principal amount of the Outstanding Notes remain Outstanding after giving effect to such redemption or (b) in whole, but not in part, at any time prior to May 15, 2023, within 90 days after the occurrence of a Tax Event or a Rating Agency Event, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes being redeemed or (ii) the Make-Whole Redemption Price, in each case plus accrued and unpaid interest (including compounded interest) to, but excluding, the Redemption Date.

Notwithstanding the foregoing, the Company may not redeem the Notes of in part unless all accrued and unpaid interest, including deferred interest, has been paid in full on all Outstanding Notes for all Interest Periods terminating on or before the Redemption Date.

In the event of a redemption of this Note in part only, a new Note or Notes of a like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Defeasance. The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of the Company on this Note upon compliance by the Company with certain conditions set forth in the Indenture, which provisions apply to this Note.

Modification and Waivers; Obligations of the Company Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes. Such amendment may be effected under the Indenture at any time by the Company, and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes affected thereby. The Indenture also contains provisions permitting the Holders of not less than a majority in aggregate principal amount of the Notes at the time

Outstanding, on behalf of the Holders of all Outstanding Notes, to waive compliance by the Company with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes to waive on behalf of all of the Holders of Notes certain past defaults under the Indenture and their consequences. Any such consent or waiver shall be conclusive and binding upon the Holder of this Note and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the time, place, and rate, and in the currency, herein prescribed.

Subsidiary Guarantees. This Note will be entitled to the benefits of certain Subsidiary Guarantees made for the benefit of the Holders. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Subsidiary Guarantors, the Trustee and the Holders.

No Recourse Against Others. No director, officer, agent, employee, incorporator, stockholder, partner, member, or manager of the Company or any Subsidiary Guarantor shall have any liability for any obligations of the Company or any Subsidiary Guarantor under any Notes, the Indenture or any Subsidiary Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Limitation on Suits. As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to this series, the Holders of not less than 25% in principal amount of the Outstanding Notes shall have made written request, and offered indemnity satisfactory to the Trustee to institute such proceedings as Trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of or interest on this Note on or after the respective due dates expressed herein.

Authorized Denominations. The Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Registration of Transfer or Exchange. As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the register of the Notes maintained by the Security Registrar upon surrender of this Note for registration of transfer, at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar, duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations herein and therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Holder as the owner hereof for all purposes (except with respect to certain payments of Defaulted Interest), whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Defined Terms. All terms used in this Note, which are defined in the Indenture and are not otherwise defined herein, shall have the meanings assigned to them in the Indenture.

Governing Law. This Note, and any claim, controversy or dispute arising under this Note, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of law.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed and its seal to be hereunto affixed and attested.

Dated:

ING U.S., INC.

By:
Name:
Title:

By:
Name:
Title:

Attest:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture, as such is supplemented by the within-mentioned First Supplemental Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
	Title:	Authorized Signatory

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTE

ING U.S., INC.

5.650% Fixed-to-Floating Rate Junior Subordinated Note due 2053

The initial principal amount of this Global Note is $        . The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian